EXHIBIT 99

NEWS

                               CONMED CORPORATION
                                310 BROAD STREET
                              UTICA, NEW YORK 13501

CONTACT:   CONMED CORPORATION
           ROBERT D. SHALLISH, JR.
           VICE PRESIDENT-FINANCE
           315-797-8375 EXT. 2219

CONMED CORPORATION TO ACQUIRE THE SURGICAL POWERED INSTRUMENT LINE FROM MINNESOTA MINING AND MANUFACTURING COMPANY

UTICA, N.Y., JULY 1, 1999 - CONMED Corporation (NASDAQ: CNMD) today announced that its orthopedic subsidiary, Linvatec Corporation, has signed an agreement to purchase the assets of the Powered Surgical Instrument business of Minnesota Mining and Manufacturing Company (3M) (NYSE: MMM). Powered surgical instruments are used by orthopedic and other surgeons to operate on bone and soft tissue. These products are sold worldwide under the brand names of Maxi-Driver(TM) and Mini-Driver(TM), among others. The transaction is expected to close in August 1999 and is subject to certain approvals and conditions including the expiration of the Hart-Scott-Rodino Anti-Trust Improvements Act waiting period. Terms of the agreement were not disclosed. Linvatec and 3M have also agreed to a series of transition-related matters that will facilitate the transfer of the business to Linvatec.

Mr. Eugene R. Corasanti, Chairman of the Board of CONMED, CEO and President said, "We are excited about the addition of the 3M Powered Surgical Instruments to our orthopedic line of products. This acquisition provides products that are complimentary to our present powered surgical instrument line. Further, the additional share of the international market resulting from this acquisition provides us with critical mass and serves to further strengthen our position as a market leader in orthopedic devices. We expect that the acquisition will result in non-cash purchase accounting charge of $1.0 to $2.0 million in the third quarter of 1999 related primarily to the fair value of acquired inventories. During the


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remainder of the transition period, which may last up to one year, we expect that the product line will not have a material impact on anticipated earnings."

Mr. Corasanti continued, "I look forward to welcoming the 3M employees who will join the CONMED organization when the transaction closes."

CONMED is an orthopedic products company specializing in arthoscopy and powered surgical instruments as well as being a leading developer, manufacturer and supplier of advanced surgical instruments and systems used in a wide range of surgical procedures. The Company's primary product offering includes arthoscopic surgery devices and powered surgical instruments; electrosurgery systems used in all types of surgery; and ECG electrodes for heart monitoring in various clinical settings. Headquartered in Utica, New York, the Company's 2,300 employees distribute its products worldwide from seven manufacturing locations.

Certain statements contained in this release are forward looking and may involve risk and uncertainties including the expected length of the transition period and the expected effect on earnings of the acquisition.


SOURCE: CONMED Corporation